Exhibit 5.1(b)

HUNTON ANDREWS KURTH

December 15, 2020

Board of Trustees
Pebblebrook Hotel Trust
4747 Bethesda Avenue, Suite 1100
Bethesda, Maryland 20814

    Re: 1.75% Convertible Senior Notes due 2026 issued by Pebblebrook Hotel Trust

Ladies and Gentlemen:
We have acted as special counsel to Pebblebrook Hotel Trust, a Maryland real estate investment trust (the “Issuer”), and Pebblebrook Hotel, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the Underwriting Agreement dated December 10, 2020 (the “Underwriting Agreement”) by and among (i) the Issuer and the Operating Partnership and (ii) BofA Securities, Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Issuer to the Underwriters of $500.0 million aggregate principal amount of the Issuer’s 1.75% Convertible Senior Notes due 2026 (the “Securities”).
The Securities are being issued under an Indenture dated as of December 15, 2020 (the “Base Indenture”) between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto dated as of December 15, 2020 (the “First Supplemental Indenture”), between the Issuer and the Trustee (the Base Indenture, as amended and supplemented by the First Supplemental Indenture, being referenced herein as the “Indenture”), and pursuant to the terms set forth in the First Supplemental Indenture will be convertible into the Issuer’s common shares of beneficial interest, $0.01 par value per share (the “Common Shares”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:
(a)the registration statement on Form S-3 (File No. 333-236577), relating to securities to be issued by the Issuer from time to time including the Securities, filed by the Issuer, under the Securities Act with the United States Securities and Exchange Commission (the
ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON
LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC
www.HuntonAK.com

“SEC”) on February 21, 2020, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on December 10, 2020, and including the base prospectus included in such registration statement (the “Base Prospectus”) and the other information set forth in the Incorporated Documents (as defined below) and incorporated by reference into such registration statement and therefore deemed to be a part thereof (such registration statement, at the time it became effective upon filing and including the Base Prospectus and such other information incorporated by reference into such registration statement, being referred to herein as the “Registration Statement”);
(b)the preliminary prospectus supplement dated December 10, 2020, relating to the Securities in the form filed with the SEC pursuant to Rule 424(b) of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act (such preliminary prospectus supplement, together with the Base Prospectus, being referred to herein as the “Preliminary Prospectus”);
(c)the prospectus supplement dated December 10, 2020, relating to the Securities in the form filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations (such prospectus supplement, together with the Base Prospectus, being referred to herein as the “Prospectus”);
(d)the pricing term sheet dated December 10, 2020, relating to the Securities in the form filed with the SEC pursuant to Rule 433 of the Rules and Regulations (such document being referred to herein as the “Pricing Term Sheet”);
(e)each of the Issuer’s reports listed on Schedule A herein that have been filed with the SEC and are incorporated by reference into the Registration Statement (the “Incorporated Documents”);
(f)the Indenture;
(g)the form of the Securities;
(h)the global note executed by the Issuer pursuant to the Indenture, in the aggregate principal amount of $500.0 million, representing the Securities purchased and sold pursuant to the Underwriting Agreement;
(i)a specimen certificate representing the Common Shares issuable upon conversion of the Securities;
(j)the Underwriting Agreement; and
(k)a certificate dated the date hereof (the “Opinion Support Certificate”), executed by the President and Chief Executive Officer and the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Issuer.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such agreements, certificates of public officials,

certificates of officers or other representatives of the Issuer and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Issuer (including without limitation the facts certified in the Opinion Support Certificate) and (ii) statements and certifications of public officials and others.
As used herein the following terms have the respective meanings set forth below:
“Person” means a natural person or a legal entity organized under the laws of any jurisdiction.
“Transaction Documents” means collectively, the Underwriting Agreement, the Indenture and the Securities.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
1.    When authenticated by the Trustee in the manner provided in the Indenture and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, under applicable laws of the State of New York.
We express no opinion as to the laws of any jurisdiction other than (i) applicable laws of the State of New York, (ii) applicable laws of the United States of America and (iii) certain other specified laws of the United States of America to the extent referred to specifically herein. References herein to “applicable laws” mean those laws, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided however, that such references do not include any municipal or other local laws, rules or regulations, or any laws, rules or regulations relating to fraud, labor, securities, tax, insurance, antitrust, money laundering, national security or the environment.
Our opinions expressed herein are subject to the following additional assumptions and qualifications:
i.Our opinion in paragraph 1 above may be:

1.limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally; and
2.subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.
ii.Our opinion expressed in paragraph 1 above insofar as it pertains to any provisions of the instruments referred to in such paragraphs purporting to select New York law as governing or to constitute a submission to the jurisdiction of one or more specified courts, are rendered solely in reliance upon New York General Obligations Law §§ 51401 and 51402, and New York Civil Practice Law and Rules (“CPLR”) 327(b), and are expressly conditioned upon the assumption that the legality, validity, binding effect and enforceability of said provisions will be determined by a court of the State of New York or (in the case of provisions purporting to select New York law as governing) a United States federal court sitting in New York and applying New York choice of law rules, including said § 51401. We express no opinion as to any such provision if such legality, validity, binding effect or enforceability is determined by any other court, and we call your attention to the decision of the United States District Court for the Southern District of New York in Lehman Brothers Commercial Corp. v. Minmetals Int’l NonFerrous Metals Trading Co., 179 F. Supp. 2d 119 (S.D.N.Y. 2000), which, among other things, contains dicta relating to possible constitutional limitations upon said § 51401 in both domestic and international transactions. We express no opinion as to any such constitutional limitations upon said § 51401 or their effect, if any, upon any opinion herein expressed. Moreover, we advise you that said § 51402 by its terms applies only to actions or proceedings arising out of or relating to a contract for which a choice of New York law has been made in whole or in part pursuant to said § 51401, and that said CPLR 327(b) by its terms applies only to contracts, agreements and undertakings to which said § 51402 applies. We also call to your attention that Federal courts located in New York could decline to hear a case on grounds of forum non-conveniens or any other doctrine limiting the availability of the Federal courts in New York as a forum for the resolution of disputes not having a sufficient nexus to New York, and we express no opinion as to any waiver of rights to assert the applicability of the forum non-conveniens doctrine or any such other doctrine in such Federal courts.
iii.We express no opinion as to the validity, effect or enforceability of any provisions:
1.relating to rights of set-off or counterclaim, or the waiver thereof;
2.purporting to establish evidentiary standards or limitations periods for suits or proceedings to enforce such documents or otherwise, to modify rules of contract construction, to establish certain determinations (including determinations of contracting parties and judgments of courts) as conclusive or conclusive absent manifest error, to commit the same to the discretion of any Person or permit any Person to act in its sole judgment or to waive rights to notice;

3.providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that each and every remedy shall be cumulative and in addition to every other remedy or that any delay or omission to exercise any right or remedy shall not impair any other right or remedy or constitute a waiver thereof;
4.relating to severability or separability;
5.purporting to limit the liability of, or to exculpate, any Person, including without limitation any provision that purports to waive liability for violation of securities laws;
6.purporting to waive damages;
7.that relate to indemnification, contribution or reimbursement obligations to the extent any such provisions (i) would purport to require any Person to provide indemnification, contribution or reimbursement in respect of the negligence, recklessness, willful misconduct or unlawful behavior of any Person, (ii) violate any law, rule or regulation (including any federal or state securities law, rule or regulation) or (iii) are determined to be contrary to public policy;
8.purporting to require that all amendments, waivers and terminations be in writing or the disregard of any course of dealing or usage of trade;
9.relating to consent to jurisdiction insofar as such provisions purport to confer subject matter jurisdiction upon any court that does not have such jurisdiction, whether in respect of bringing suit, enforcement of judgments or otherwise;
10.purporting to limit the obligations of any party to the extent necessary to avoid such obligations constituting a fraudulent transfer or conveyance;
11.purporting to require disregard of mandatory choice of law principles that could require application of a law other than the law expressly chosen to govern the instrument in which such provisions appear;
12.purporting to require the issuance of additional shares upon conversion of any Security, if such issuance of additional shares would constitute a penalty;
13.purporting to waive the benefit or advantage of any stay, extension or usury law; or
14.purporting to waive rights to trial by jury or rights to object to jurisdiction based on inconvenient forum.
iv.In making our examination of executed documents, we have assumed (except to the extent that we expressly opine above) (1) the valid existence and good standing of each of the parties thereto, (2) that such parties had the power and authority, corporate, partnership, limited liability company or other, to enter into and to incur and perform all their obligations thereunder, (3) the due authorization by all requisite action, corporate, partnership, limited liability company or other, and the due execution and delivery by such parties of such documents and (4) to the extent such documents purport to constitute agreements, that each of such documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms. In this paragraph (iv), all references to parties to documents shall be deemed to mean and include each of such parties, and each other person (if any) directly or indirectly acting on its behalf.
v.Except to the extent that we expressly opine above, we have assumed that the execution and delivery of the Transaction Documents, and the incurrence and performance of the obligations thereunder of the parties thereto do not and will not contravene, breach, violate or constitute a default under (with the giving of notice, the passage of time or otherwise) (a) the certificate or articles of incorporation, certificate of formation, charter, bylaws, limited liability company agreement, limited partnership agreement or similar organic document of any such party, (b) any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument, (c) any statute, law, rule, or regulation, (d) any judicial or administrative order or decree of any governmental authority, or (e) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority, in each case, to which any party to the Transaction Documents or any of its subsidiaries or any of their respective properties may be subject, or by which any of them may be bound or affected. Further, we have assumed the compliance by each such party, other than the Issuer, with all laws, rules and regulations applicable to it, as well as the compliance by the Issuer, and each other person (if any) directly or indirectly acting on its behalf, with all laws, rules and regulations that may be applicable to it by virtue of the particular nature of the business conducted by it or any goods or services produced or rendered by it or property owned, operated or leased by it, or any other facts pertaining specifically to it. In this paragraph (v), all references to parties to the Transaction Documents, other than the first such reference, shall be deemed to mean and include each of such parties, and each other person (if any) directly or indirectly acting on its behalf.
vi.We express no opinion as to the effect of the laws of any jurisdiction in which any holder of any Security is located (other than the State of New York) that limit the interest, fees or other charges such holder may impose for the loan or use of money or other credit.
vii.Except to the extent that we expressly opine above, we have assumed that no authorization, consent or other approval of, notice to or registration, recording or filing with any court, governmental authority or regulatory body (other than routine informational filings, filings under the Securities Act and filings under the Securities Exchange Act of 1934, as amended) is required to authorize, or is required in connection with the transactions contemplated by the Transaction Documents, the execution or delivery thereof by or on behalf of any party thereto or the incurrence or performance by any of the parties thereto of its obligations thereunder.
viii.With respect to our opinions expressed above as they relate to provisions of the Base Indenture relating to debt securities denominated in a currency other than U.S. dollars, we note that (i) a New York statute provides that a judgment rendered by a court of the State of New

York in respect of an obligation denominated in any such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment, and (ii) a judgment rendered by a federal court sitting in the State of New York in respect of an obligation denominated in any such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such federal court would apply.
ix.We express no opinion as to Section 3.11 of the Indenture or any other provision of any Transaction Document providing for indemnity or reimbursement by any party against any loss in obtaining the currency due to such party under any of the Transaction Documents from a court judgment in another currency.
x.We point out that the submissions to the jurisdiction of the United States District Court for the Borough of Manhattan in the City of New York and the waivers of objection to venue contained in the Indenture cannot supersede a federal court’s discretion in determining whether to transfer an action to another court.
xi.We point out that the agent for service of process appointed pursuant to the Indenture, in its discretion, may fail to agree, or terminate its agreement, to serve as agent for service of process for the Issuer, in which event service of process upon such party would not be valid and effective for the purposes described in the Indenture.
We hereby consent to the filing of this opinion of counsel as Exhibit 5.1(b) to the Current Report on Form 8-K of the Issuer dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. The opinions and statements expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

Very truly yours,
/s/ Hunton Andrews Kurth LLP

Schedule A

1.The Issuer’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed by the Issuer with the SEC on February 2, 2020.

2.The Issuer’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, as filed by the Issuer with the SEC on May 7, 2020, July 30, 2020 and October 29, 2020, respectively.

3.The information specifically incorporated by reference into the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2019 from the Issuer’s Definitive Proxy Statement on Schedule 14A, as filed by the Issuer with the SEC on March 31, 2020.

4.The Issuer’s Current Reports on Form 8-K, filed on February 19, 2020, March 9, 2020, March 16, 2020, March 24, 2020, May 20, 2020, June 15, 2020, July 2, 2020, July 31, 2020 and September 15, 2020;

5.The description of the Issuer’s common shares of beneficial interest, $0.01 par value per share, included in the Issuer’s Registration Statement on Form 8-A, as filed by the Issuer with the SEC on December 4, 2009, including all amendments and reports filed for the purpose of updating such description.
6.The descriptions of the Issuer’s 6.50% Series C Cumulative Redeemable Preferred Shares, 6.375% Series D Cumulative Redeemable Preferred Shares, 6.375% Series E Cumulative Redeemable Preferred Shares and 6.30% Series F Cumulative Redeemable Preferred Shares included in the Issuer’s Registration Statements on Form 8-A, as filed by the Issuer with the SEC on March 14, 2013, June 6, 2016, November 30, 2018 and November 30, 2018, respectively.